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                               ECHO BAY MINES LTD.
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                (Name of Registrant as Specified In Its Charter)

                            KINROSS GOLD CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

Kinross: Holder Mtgs On Echo Bay, TVX Deal Expected Soon
By Lynne Olver

12/20/2002
Dow Jones News Service
(Copyright (c) 2002, Dow Jones & Company, Inc.)
Of DOW JONES NEWSWIRES


TORONTO -(Dow Jones)- Kinross Gold Corp. (KGC) expects to announce later Friday the meeting dates at which shareholders will vote on the proposed merger with TVX Gold Inc. (TVX) and Echo Bay Mines (ECO), Kinross Gold president Robert Buchan said.

After a lengthy Securities and Exchange Commission review of the preliminary proxy materials, Buchan said the companies are confident they can now go to shareholders for approval of the transaction. He declined to provide the proposed meeting dates.

The key issues the SEC examined were related to the harmonization of U.S. and Canadian GAAP, Buchan told Dow Jones. "It comes down to the fact that U.S. regulatory authorities are uncomfortable with anything other than U.S. GAAP," he said.

In November, the three gold producers extended the termination date in the merger agreement to Jan. 31, and said they anticipated that special shareholder meetings would be held in early 2003. The deal was announced last June.

Other gold-company executives have said that the SEC has created some uncertainty for companies seeking approval of merger documents. As reported, Barrick Gold Corp. (ABX) president and chief executive Randall Oliphant said at a recent investor seminar that the SEC sometimes takes a different approach to even Canadian and U.S. GAAP definitions, and these may not be consistently applied by the mining industry. Oliphant said at the conference that this may be causing delays when mining companies approach the SEC for approvals.

Brian Christie, an analyst with Canaccord Capital Corp. in Toronto, said a number of "standard issues" have come up to make SEC reviews longer, including metal price assumptions and reserve statements. "I think it might put a damper on the (gold company) consolidation theme, and it may even impact companies' abilities to issue equity," Christie said.

Assuming Kinross, Echo Bay and TVX complete their merger as planned, the combined entity's larger market share and lack of hedging activity should be a bigger draw for institutional investors, Christie said.

Based on Thursday's closing stock prices, the combined company's market cap would be about C$3.5 billion.

Kinross is a very liquid stock, Christie added, because there's a large retail-investor base.

He doesn't own shares in any of the three companies. Canaccord has an investment-banking relationship with Kinross and TVX.

The three companies said their combined production will be 2 million ounces a year with total cash costs of less than US$200 an ounce and high leverage to the price of gold.